Exhibit 2.1


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                            STOCK PURCHASE AGREEMENT


                                      AMONG


                          RENEGADE VENTURE CORPORATION


                                       AND


                                  RALPH GARCIA


                                       AND


                                 MICHELE BARKAN


                                  JULY 15, 2004

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                                TABLE OF CONTENTS


1. Definitions................................................................5

2. Purchase and Sale of Target Shares.........................................8
         (a) Basic Transaction................................................8
         (b) Purchase Price...................................................8
         (c) Closing..........................................................8
         (d) Deliveries at Closing............................................9

3. Representations and Warranties Concerning Transaction......................9
         (a) Sellers' Representations and Warranties..........................9
         (b) Buyer's Representations and Warranties..........................10

4. Representations and Warranties Concerning Target and Its Subsidiaries.....10
         (a) Organization, Qualification, and Corporate Power................10
         (b) Capitalization..................................................10
         (c) Noncontravention................................................11
         (d) Brokers' Fees...................................................11
         (e) Title to Assets.................................................11
         (f) Financial Statements............................................11
         (g) Events Subsequent to Most Recent Fiscal Year End................11
         (h) Undisclosed Liabilities.........................................12
         (i) Legal Compliance................................................12
         (j) Tax Matters.....................................................13
         (k) Leased Property.................................................13
         (l) Tangible Assets.................................................15
         (m) Inventory.......................................................15
         (n) Contracts.......................................................15
         (o) Notes and Accounts Receivable...................................16
         (p) Powers of Attorney..............................................16
         (q) Insurance.......................................................16
         (r) Litigation......................................................16
         (s) Product Warranty................................................16
         (t) Product Liability...............................................17
         (u) Employees.......................................................17
         (v) Employee Benefits...............................................17
         (w) Guaranties......................................................18
         (x) Environmental, Health, and Safety Matters.......................18
         (y) Business Continuity.............................................19
         (z) Disclosure......................................................19


5. Pre-Closing Covenants.....................................................19
         (a) General.........................................................19
         (b) Operation of Business...........................................19
         (c) Preservation of Business........................................20
         (d) Full Access.....................................................20
         (e) Notice of Developments..........................................20
         (f) Leases..........................................................20
         (g) Tax Matters.....................................................20

6.       Post-Closing Covenants..............................................20
         (a) General.........................................................20
         (b) Litigation Support..............................................20
         (c) Transition......................................................20
         (d) Confidentiality.................................................21
         (e) Covenant Not to Compete.........................................21
         (f) Buyer Notes.....................................................21
         (g) Buyer Securities ...............................................22

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7. Conditions to Obligation to Close.........................................22
         (a) Conditions to Buyer's Obligation................................22
         (b) Conditions to Sellers' Obligation...............................23

8. Remedies for Breaches of This Agreement...................................23
         (a) Survival of Representations and Warranties......................23
         (b) Indemnification Provisions for Buyer's Benefit..................23
         (c) Indemnification Provisions for Sellers' Benefit.................24
         (d) Matters Involving Third Parties.................................24
         (e) Determination of Adverse Consequences...........................25
         (f) Other Indemniffication..........................................25

9. Tax Matters...............................................................25
         (a) Tax Indemnification.............................................25
         (b) Straddle Period.................................................26
         (c) Responsibility for Filing Tax Returns...........................26
         (d) Refunds and Tax Benefits........................................26
         (e) Cooperation on Tax Matters......................................26
         (f) Tax Sharing Agreements..........................................27
         (g) Certain Taxes and Fees..........................................27

10. Termination..............................................................27
         (a) Termination of Agreement........................................27
         (b) Effect of Termination...........................................27

11. Miscellaneous............................................................27
         (a) Nature of Certain Obligations...................................27
         (b) Press Releases and Public Announcements.........................27
         (c) No Third-Party Beneficiaries....................................28
         (d) Entire Agreement................................................28
         (e) Succession and Assignment.......................................28
         (f) Counterparts....................................................28
         (g) Headings........................................................28
         (h) Notices.........................................................28
         (i) Governing Law...................................................28
         (j) Amendments and Waivers..........................................28
         (k) Severability....................................................29
         (l) Expenses........................................................29
         (m) Construction....................................................29
         (n) Incorporation of Exhibits, Annexes, and Schedules...............29
         (o) Governing Language..............................................29

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                                    EXHIBITS


Exhibit A - Buyer Note


Exhibit B - Buyer and Seller Certificates


Exhibit C - Certificate of Incorporation and By Laws of World Jet Corporation



                               DISCLOSURE SCHEDULE


4(a) - List of Officers and Directors of World Jet

4(b) - Authorized and Outstanding Stock of World Jet

4(f) - Financial Statements of World Jet

4(k) - Tax Returns of World Jet

4(k)(ii) - World Jet Sub-Lease

4(q) - Liability and Worker's Compensation Policies of World Jet

4(v) - Employee Benefit Plans of World Jet

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                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This Stock Purchase Agreement (this "Agreement") entered into as of July 15, 2004 and effective January 1, 2004 (the "Effective Date"), by and among Renegade Venture Corporation, a Nevada corporation ("Buyer"), and Ralph Garcia, and adult individual and stockholder of World Jet Corporation and Michele Barkan, an adult individual and stockholder of World Jet Corporation (each a Seller and collectively, "Sellers"). Buyer and Sellers are referred to collectively herein as the "Parties."

     Sellers in the aggregate own all of the outstanding capital stock of World Jet Corporation, a Nevada corporation ("Target").

     This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Target in return for cash, Buyer Notes and common stock of the Buyer.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. Definitions.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, [reasonable amounts paid in settlement], liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and [reasonable] attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Notes" has the meaning set forth in ss.2(b) below.

     "Closing" has the meaning set forth in ss.2(c) below.

     "Closing Date" has the meaning set forth in ss.2(c) below.

     "Code" means the Internal Revenue Code of 1986, as amended.


     "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

     "Controlled Group" has the meaning set forth in Code ss.1563.

     "Disclosure Schedule" has the meaning set forth in ss.4 below.

     "Effective Date" shall mean January 1, 2004.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA ss.3(3)) and any other [material] employee benefit plan, program or arrangement of any kind.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

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     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity that is treated as a single employer with the Target for purposes of Code ss.414.

     "Fiduciary" has the meaning set forth in ERISA ss.3(21).

     "Financial Statement" has the meaning set forth in ss.4(f) below.

     "FIRPTA Affidavit" has the meaning set forth in ss.7(a) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Improvements" has the meaning set forth in ss.4(k) below.

     "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

     "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Indemnified Party" has the meaning set forth in ss.8(d) below.

     "Indemnifying Party" has the meaning set forth in ss.8(d) below.

     "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any of Target or its Subsidiaries.

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     "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of Target or its Subsidiaries holds any Leased Real Property.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest[, other than (a) liens for taxes not yet due and payable [or for taxes that the taxpayer is contesting in good faith through appropriate proceedings], (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money].

     "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target and its Subsidiaries, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in ss.4(f) below.

     "Most Recent Fiscal Month End" has the meaning set forth in ss.4(f) below.

     "Most Recent Fiscal Year End" has the meaning set forth in ss.4(f) below.

     "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Encumbrances" means with respect to each parcel of Real
Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that (i) are not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics' liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that (i) are not due and payable as of the Closing Date or (ii) being contested in good faith which would not, individually or in the aggregate, materially impair the use or occupancy of the Real Property or the operation of the business of Target and its Subsidiaries as currently conducted on such Real Property; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the business of the Target and its Subsidiaries as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of Target and its Subsidiaries as currently conducted thereon.

     "Person" means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

     "Purchase Price" has the meaning set forth in ss.2(b) below.

     "Real Property" has the meaning set forth in ss.4(k) below.

     "Reportable Event" has the meaning set forth in ERISA ss.4043.

     "Securities Act" means the Securities Act of 1933, as amended.

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     "Securities Exchange Act" means the Securities Exchange Act of 1934,as amended.

     "Seller" has the meaning set forth in the preface above.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

     "Systems" has the meaning set forth in ss.4(y) below.

     "Target" has the meaning set forth in the preface above.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Benefits" has the meaning set forth in ss.8(e) below.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2. Purchase and Sale of Target Shares.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his, her, or its Target Shares for the consideration specified below in this ss.2.

     (b) Purchase Price. Buyer agrees to pay to Sellers at the Closing Two Million Fifty Thousand and 00/100 Dollars ($2,050,000.00) (the "Purchase Price") by delivery of (i) its promissory note (the "Buyer Notes") in the form of Exhibit A attached hereto in the aggregate principal amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00); (ii) cash in the amount of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) payable by wire transfer or delivery of other immediately available funds; and (iii) the balance of the Closing Purchase Price in the form of 1,000,000 restricted shares (restricted until issuance of an effective registration statement with the SEC and any applicable state laws or as otherwise restricted by federal or state securities laws) of the common stock of Buyer (the "Buyer Securities") which, for the purposes of this transaction, the Parties agree has a value of $0.50 per share. The Purchase Price shall be allocated among Sellers in proportion to their respective holdings of Target Shares as set forth in ss.4(b) of the Disclosure Schedule. In addition to the payment of items 2b(i)-(iii) for the purchase of Target, Buyer shall also, as part of the Purchase Price, assume and pay Target's Income Tax liability for Target's fiscal year ending March 31, 2003.

     (c) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer in, Tucson, Arizona, commencing at 9:00 a.m. local time on the [first] business day following the satisfaction or waiver of all conditions to the obligations and items to be delivered of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than July 29, 2004.

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     (d) Deliveries at Closing. At the Closing, (i) Sellers will deliver to
Buyer the various certificates, instruments, and documents referred to in ss.7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in ss.7(b) below, (iii) each Seller will deliver to Buyer stock certificates representing all of his, her, or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each Seller the consideration specified in ss.2(b) above.

     3. Representations and Warranties Concerning Transaction.

     (a) Sellers' Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)) with respect to himself, herself, or itself, except as set forth in Annex I attached hereto.

          (i) Organization of Certain Sellers. Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

          (ii) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, if Seller is an entity, any provision of its charter, bylaws or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his or its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to Target Shares.

          (iv) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (v) Investment. Seller (A) understands that the Buyer Notes and the Buyer Securities have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Notes and the Buyer Securities solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters,
     (D) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Notes, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes, and (F) is an Accredited Investor for the reasons set forth on Annex I.

          (vi) Target Shares. Seller holds of record and owns beneficially the number of Target Shares set forth next to his, her, or its name in ss.4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts,

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     commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

     (b) Buyer's Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(b)), except as set forth in Annex II attached hereto.

          (i) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

          (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

          (iv) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (v) Investment. Buyer is not acquiring Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     4. Representations and Warranties Concerning Target and Its Subsidiaries. Sellers represent and warrant to Buyer that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

     (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of Target.

     (b) Capitalization. The entire authorized capital stock of Target consists of 25,000 Target Shares, of which 25,000 Target Shares are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of

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record by the respective Sellers as set forth in ss.4(b) of the Disclosure
Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

     (d) Brokers' Fees. Target does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     (f) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended March 31, 2001, March 31, 2002, and March 31, 2003 (the "Most Recent Fiscal Year End") for Target; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the months ended April 2004, May 2004 and June 2004 (the "Most Recent Fiscal Month End") for Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

          (i) Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

          (ii) Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (iii) no party (including Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target Subsidiaries is a party or by which any of them is bound;

          (iv) Target has not imposed any Lien upon any of its assets, tangible or intangible;

          (v) Target has not made any material capital expenditures outside the Ordinary Course of Business;

          (vi) Target has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (vii) Target has not created, incurred, assumed, or guaranteed more than $250,000.00 in aggregate indebtedness for borrowed money and capitalized lease obligations;

          (viii) Target has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

          (ix) there has been no change made or authorized in the charter or bylaws of any of Target;

          (x) Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xi) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xii) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xiii) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xiv) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xv) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xvii) Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xviii) Target has not made any loans or advances of money except for loans to AM Trading, Inc. as set forth in the Disclosure Schedule; and

          (xix) Target has not committed to any of the foregoing.

     (h) Undisclosed Liabilities. Target does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for
(i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business; and (iii) the Income Tax liability for Target's fiscal year end March 31, 2003 which is expressly assumed by Buyer..

     (i) Legal Compliance. Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et. seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

     (j) Tax Matters.

          (i) Target has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Income Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid for all fiscal years except for the Income Taxes due and owing for the fiscal year ending March 31, 2003, which shall be assumed and paid by the Buyer pursuant to this Agreement. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.

          (ii) There is no material dispute or claim concerning any Tax liability of Target either (A) claimed or raised by any authority in writing or (B) as to which any of Sellers and the directors and officers of Target has Knowledge based upon personal contact with any agent of such authority.

          (iii) ss.4(k) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Target for taxable periods ended on or after March 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Target since March 31, 2001. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (iv) Target has not filed a consent under Code ss.341(f) concerning collapsible corporations. Target is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local, or foreign Tax law). Target has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Target is not a party to or bound by any tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Target) or (B) has no liability for the Taxes of any Person (other than Target) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (v) The unpaid Taxes of Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.

          (vi) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

     (k) Leased Property.

          (i) ss.4(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral

     Lease, a written summary of the material terms of such Lease. Except as set forth in ss.4(k)(ii) of the Disclosure Schedule, with respect to each of the Leases:

                    (A) such Lease is legal, valid, binding, enforceable and in full force and effect;

                    (B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                    (C) Target's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of Sellers and the directors and officers of Target, there are no disputes with respect to such Lease;

                    (D) to the Knowledge of Sellers and the directors and officers of Target, neither Target, or any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of Sellers and the directors and officers of Target, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                    (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

                    (F) Target does not owe, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

                    (G) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in Target;

                    (H) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

                    (I) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

          (ii) The Leased Real Property identified in ss.4(k)(ii) of the Disclosure Schedule (collectively, the "Real Property") comprise all of the real property used or intended to be used in the business of Target; and Target is not a party to any agreement or option to purchase any real property or interest therein.

          (iii) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the "Improvements") are in good condition and repair and sufficient for the operation of the business of Target. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Target as currently conducted thereon.

          (iv) Target has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein. [To the Knowledge of Sellers and the directors and officers of Target there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the business of Target as currently conducted thereon.]

          (v) To the Knowledge of Sellers and the directors and officers of Target, the current use and occupancy of the Leased Real Property and the operation of the business of Target as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property.

          (vi) None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the State of Arizona, City of Tucson or Federal Emergency Management Agency).

     (l) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Target owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

     (m) Inventory. The inventory of Target consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target.

     (n) Contracts. ss.4(n) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000.00 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000.00;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000.00 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (v) any material agreement concerning confidentiality or noncompetition;

          (vi) any material agreement with any of Sellers and their Affiliates (other than Target);

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $120,000.00 or providing material severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

          (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

          (xiii) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $10,000.00; or

          (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000.00.


Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in ss.4(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in ss.4(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

     (o) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target.

     (p) Powers of Attorney. To the Knowledge of any Seller and the directors and officers of Target, there are no material outstanding powers of attorney executed on behalf of any of Target.

     (q) Insurance. ss.4(q) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) Target, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. ss.4(q) of the Disclosure Schedule describes any material self-insurance arrangements affecting Target.

     (r) Litigation. ss.4(r) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any Seller and the directors and officers of Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (s) Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by Target have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the

Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target. Substantially all of the products manufactured, sold, leased, and delivered by Target are subject to standard terms and conditions of sale or lease. ss.4(s) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Target (containing applicable guaranty, warranty, and indemnity provisions).

     (t) Product Liability. Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target.

     (u) Employees. To the Knowledge of any Seller and the directors and officers of Target, no executive, key employee, or significant group of employees plans to terminate employment with Target during the next 12 months. Target is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past [three] years. Target has not committed any material unfair labor practice. None of Sellers and the directors and officers of Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

     (v) Employee Benefits.

          (i) ss.4(v) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains or to which Target contributes or has any obligation to contribute.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B) All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

               (D) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code ss.401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and the Sellers are not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

               (E) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder (determined in accordance with then current funding assumptions).

               (F) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that Target, and any ERISA Affiliate maintains, to which any of them contributes, or has any obligation to contribute, or with respect to which any of them has any [material] liability or potential liability:

               (A) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any Seller and the directors and officers of Target, threatened.

               (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller and the directors and officers of Target, threatened.

               (C) Target has not incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability (as defined in ERISA ss.4201)) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (iii) Target, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA ss.4201), under or with respect to any Multiemployer Plan.

          (iv) Target does not maintain, contribute to or has an obligation to contribute to, or has any [material] liability or potential liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of Target (or any spouse or other dependent thereof) other than in accordance with COBRA.

     (w) Guaranties. Target is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

     (x) Environmental, Health, and Safety Matters.

          (i) Each of Target and their respective predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

          (ii) Without limiting the generality of the foregoing, each of Target, and their respective Affiliates, has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on ss.4(x) of the Disclosure Schedule.

          (iii) Neither Target nor their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

          (iv) Except as set forth on ss.4(x) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by
     Target: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

          (v) Neither Target nor any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

          (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

     (y) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of their respective businesses (collectively, the "Systems") have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target. Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Target's respective businesses.

     (z) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

     (b) Operation of Business. Sellers will not cause or permit Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(g) above.

     (c) Preservation of Business. Sellers will cause Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

          (d) Full Access. Each Seller will permit, and the Sellers will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Target. Buyer will treat and hold as such any Confidential Information it receives from any of Sellers and Target in the course of the reviews contemplated by this ss.5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers and Target all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     (e) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in ss.3 above. No disclosure by any Party pursuant to this ss.5(e), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (f) Leases. Sellers will not cause or permit Target Lease to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.

     (g) Tax Matters. Without the prior written consent of Buyer, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Target.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.8 below).

     (c) Transition. No Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing.

     (d) Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his, her, or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

     (e) Covenant Not to Compete. For a period of two (2) years from and after the Closing Date, no Seller will engage directly or indirectly in any business that Target conducts as of the Closing Date in any geographic area in which Target conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (f) Buyer Notes. Each Buyer Note shall be imprinted with a legend substantially in the following form:

     This Note was originally issued on July 21, 2004, and has not been registered under the Securities Act of 1933, as amended. The sale or transfer of this Note is subject to certain restrictions set forth in the Purchase Agreement. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer a Buyer Note first must furnish Buyer with (i) a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer the Buyer Note as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

     (g) Buyer Securities. Each Buyer Security shall be imprinted with a legend substantially in the following form:

     This Security was originally issued on July 21, 2004, and has not been registered under the Securities Act of 1933, as amended. The sale or transfer of this Security is subject to certain restrictions set forth in the Purchase Agreement. The issuer of this Security will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer a Buyer Note first must furnish Buyer with (i) a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer the Buyer Note as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

     7. Conditions to Obligation to Close.

     (a) Conditions to Buyer's Obligation. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) Sellers and Sellers on behalf of Target shall have made delivery to Buyer of any and all documents, financial statements (including, but not limited to all financial statements set forth at ss.4(f)), authorizations, consents and any and all other items of Sellers and Target required for delivery to Buyer to consummate the transactions contemplated by this Agreement.

          (ii) The representations and warranties set forth in ss.3(a) and ss.4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

          (iii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

          (iv) Target shall have procured any and all third party consents required by this Agreement;

          (v) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own Target Shares and to control Target, or (D) affect materially and adversely the right of Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (vi) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in ss.7(a)(i)-(iv) is satisfied in all respects;

          (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and Target, shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above;

          (viii) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

          (ix) Target shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, if requested by any of Buyer's secured lenders in connection with any Material Leased Real Property, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the "Lease Consents"), in form and substance satisfactory to Buyer and any Buyer secured lender;

          (x) Target shall deliver to Buyer an affidavit, under penalties of perjury, stating that Target is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation ss.1.897-2(h) so that Buyer is exempt from withholding any portion of the Purchase Price thereunder (the "FIRPTA Affidavit");

          (xi) Each of Ralph Garcia and Michelle Barkan shall have entered into employment and equity agreements with Buyer on terms reasonably satisfactory to Buyer, and such agreements shall be in full force and effect as of the Closing;

     (b) Conditions to Sellers' Obligation. The Sellers' obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

          (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and] the Parties and Target shall have received all [other] material authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above;

          (vi) Buyer shall have delivered to Sellers Buyer Notes as set forth in ss.2(b) and certificates of stock representing the stock being transferred to Sellers as part of the Purchase Price pursuant to ss.2(b).

          (vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Requisite Sellers may waive any condition specified in this ss.7(b) on behalf of Sellers if they execute a writing so stating at or prior to the Closing.

     8. Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties shall survive the Closing hereunder (even if the Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statute of limitations).

     (b) Indemnification Provisions for Buyer's Benefit.

          (i) In the event any Seller breaches any of his, her, or its representations, warranties, covenants, or obligations (including but not limited to delivery and execution of items required to be delivered under this Agreement) contained herein, and provided that Buyer makes a written claim for indemnification against any Seller pursuant to ss.11(h) below, then each Seller shall be obligated jointly and severally to defend, indemnify and hold harmless Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach including, but not limited to reasonable attorney's fees, costs and expenses.

          (ii) Each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any failure of Seller to satisfy any obligations, warranties, representations, conditions or any other responsibilities or acts required to be performed by Seller pursuant to the terms of this Agreement including, but not limited to reasonable attorney's fees, costs and expenses.

          (iii) Any indemnification provided in ss.8(b) shall survive the Closing Date.

     (c) Indemnification Provisions for Sellers' Benefit.

          (i) In the event Buyer breaches any of its representations, warranties, covenants, or obligations (including but not limited to delivery and execution of items required to be delivered under this Agreement) contained herein, and provided that Seller makes a written claim for indemnification against Buyer pursuant to ss.11(h) below, then the Buyer shall be obligated to defend, indemnify and hold harmless Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach including, but not limited to reasonable attorney's fees, costs and expenses.

          (ii) The Buyer shall be obligated to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any failure of Buyer to satisfy any obligations, warranties, representations, conditions or any other responsibilities or acts required to be performed by Buyer pursuant to the terms of this Agreement including, but not limited to reasonable attorney's fees, costs and expenses.

          (iii) Any indemnification provided in ss.8(c) shall survive the Closing Date.

     (d) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice [reasonably] satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within [15 days] after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence [reasonably] acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice [materially] adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party [(not to be withheld unreasonably)], and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party [(not to be withheld unreasonably)].

          (iv) In the event any of the conditions in ss.8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it [reasonably] may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including [reasonable] attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

     (e) Determination of Adverse Consequences. Indemnification payments under this ss.8 and ss.9 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit ("Tax Benefit") with respect to a taxable year if, and to the extent that, the Indemnified Party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences from all taxable years, exceeds the Indemnified Party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this ss.8. All indemnification payments under this ss.8 and ss.9 shall be deemed adjustments to the Purchase Price.

     (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Target, its Subsidiaries, or the transactions contemplated by this Agreement. Each Seller hereby agrees that he, she, or it will not make any claim for indemnification against any of Target and its Subsidiaries by reason of the fact that he, she, or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the prior to and following the Closing Date:

     (a) Tax Indemnification. Each Seller shall [jointly and severally] indemnify Target, Buyer, and each Buyer Affiliate and hold them harmless from and against (i) all Income Taxes (or the non-payment thereof) of Target for all Taxable periods prior to Target's fiscal 2003, (ii) any and all Income Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation ss.1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and
(iii) any and all Income Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Sellers shall be liable only to the extent that such Income Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Most Recent Balance Sheet (rather than in any notes thereto) [, as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Target in filing their Tax Returns].

     (b) Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time).

     (c) Responsibility for Filing Tax Returns. Buyer shall prepare or caused to be prepared and file or caused to be filed all Income Tax Returns for Target which are filed after the Closing Date [other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of Target]. Buyer shall permit Sellers to review and comment on each such Income Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Income Tax Returns as are reasonably requested by Sellers.

     (d) Refunds and Tax Benefits. Any Income Tax refunds that are received by Buyer or Target, and any amounts credited against Income Tax to which Buyer or Target become entitled, that relate to Income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Income Tax by a taxing authority to Buyer or Target of any amount accrued on the Closing Balance Sheet, Buyer shall pay such amount to Sellers within fifteen (15) days after receipt or entitlement thereto.

     (e) Cooperation on Tax Matters.

          (i) Buyer, the Target and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this ss.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code ss.6043 and all Treasury Regulations promulgated thereunder.

     (f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

     (g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Sellers.

     10. Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) Buyer and Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Buyer may terminate this Agreement by giving written notice to Requisite Sellers at any time prior to the Closing (A) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Requisite Sellers of the breach, and the breach has continued without cure for a period of [30 days] after the notice of breach or (B) if the Closing shall not have occurred on or before July 30, 2004, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) Requisite Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of [30 days] after the notice of breach or (B) if the Closing shall not have occurred on or before July 30, 2004, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder
shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(e) above shall survive termination.

     11. Miscellaneous.

     (a) Nature of Certain Obligations.

          (i) The covenants of each Seller in ss.2(a) above concerning the sale of his, her, or its Target Shares to Buyer and the representations and warranties of each Seller in ss.3(a) above concerning the transaction are individual obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in ss.8 above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

          (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in ss.8 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement [prior to the Closing] without the prior written approval of Buyer and Requisite Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its [reasonable] best efforts to advise the other Parties prior to making the disclosure).

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Requisite Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:


     If to Sellers:                              If to Buyer:

     Ralph Garcia and Michele Barkan             John Sawyer, President

     6900 S. Park Ave.                           Renegade Venture Corporation

     Tucson, AZ 85706                            6901 S. Park Ave.

     Fax - 520-806-8454                          Tucson, AZ 85706

                                                 Fax - 520-741-1430


     Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Requisite Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of Buyer, Sellers and Target, will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (except as provided in ss.9(g) above) Sellers will also bear the cost and expenses of Target (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of July 1, 2004.


BUYER                                       SELLERS

RENEGADE VENTURE CORPORATION


-----------------------------               ------------------------------
John Sawyer, President                      Ralph Garcia



                                            ------------------------------
                                            Michele Barkan

                                    EXHIBIT A




                                 PROMISSORY NOTE
                                       OF
                          RENEGADE VENTURE CORPORATION
                                 (BUYER'S NOTE)


Principal Amount: $300,000.00                        Date of Note: July 27, 2004


1. FOR VALUE RECEIVED, the undersigned, Renegade Venture Corporation, a Nevada corporation, ("Maker") promises to pay to the order of Ralph Garcia and Michelle Barkan jointly, and not severally (collectively "Payee"), at 6900
     S. Park Avenue, Tucson, AZ 85706 or such other place as the Payee may designate in writing to the undersigned, the principal amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) together with interest from the date hereof on the unpaid principal balance until paid, at the rate of Six Percent (6%) per annum as follows:

     Maker agrees to pay interest only of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) on a monthly basis and the principal amount plus any accrued and unpaid interest on January 27, 2005, (the "Maturity Date"), at which time the full amount of outstanding principal and accrued and unpaid interest shall be due and payable and shall be paid to Payee; the first of such installment payments of interest is to be made on August 27, 2004, and successive payments to be made on the twenty first (27th) day of each and every month thereafter until January, 2005 (the "Maturity Date"), at which time the full amount of outstanding principal and accrued and unpaid interest shall be due and payable and shall be paid to Payee.

2. All payments made under this Note shall be payable in lawful money of the United States of America and shall be made in accordance with the payment schedule set forth at paragraph 1 herein. Should interest not be timely paid as provided in this Note, it shall thereafter immediately be added to principal and bear interest at the rate specified in this Note.

3. The outstanding principal amount of this Note may be prepaid in whole or in part without any prepayment penalty or premium at any time or from time to time by Maker upon notice to the Payee.

4. If payment of monthly interest is not received by Payee within five (5) days of the due date for such interest payment, Maker shall pay to Payee a late charge equal to ten percent (10%) of the delinquency as liquidated damages and not as a penalty, to compensate Payee for the loss of use of overdue amounts. The foregoing shall not be construed as obligating the Payee to accept any payment after its due date without the payment of applicable late charges and other fees due as permitted by applicable law. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue amount, and shall not prevent Payee from exercising any of the other rights and remedies available to Payee in the event of any subsequent default.

5. Any one of the following shall constitute, at Payee's election, an "Event of Default" under this Note:

     a) Failure by Maker to make a payment of interest or principal when due on this Note within five (5) days after receipt of written notice of default;

     b) Breach of any condition of security interest, pledge of collateral or guarantee granted as collateral security for this Note;

     c) Upon the death, legal incapacity, dissolution, merger, consolidation, suspension or liquidation of Maker, or any endorser, guarantor or surety hereto;

     d) Maker fails to comply with or perform any other terms or covenants of this Note or pledge of collateral;

     e) Maker shall become insolvent or bankrupt or admits in writing its inability to pay its debts as they fall due, or makes an assignment for the benefit of creditors, or applies to any tribunal for the appointment of a trustee or receiver for any substantial part of its assets, or commences any proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction if any such application is filed, or any such proceedings are commenced against them, and Maker indicates its approval, consent or acquiescence, or an order is entered appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days.

6. Upon the occurrence of an Event of Default under this Note, the Payee shall have the right to exercise one of the following remedies:

          (i) the outstanding principal balance, including accrued but unpaid interest and any other charges thereon, shall become immediately due and payable upon demand of the Payee. Payee may exercise this acceleration option upon the occurrence of an Event of Default at a per annum rate which is ten percent (10%) higher than the existing interest rate of this Note at the time of the Event of Default until all amounts are paid in full; or
          (ii) compel the transfer of all right, title and interest in World Jet Corporation from Renegade Venture Corporation to Payee including, but not limited to injunctive relief.

7. MAKER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR THE PROTHONOTARY OR CLERK OF ANY COURT IN THE STATE OF ARIZONA, OR ELSEWHERE TO APPEAR AT ANY TIME FOR THE MAKER AFTER A DEFAULT UNDER THIS NOTE AND WITH OR WITHOUT COMPLAINT FILED, AND CONFESS OR ENTER JUDGMENT AGAINST MAKER FOR THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE AND ALL ACCRUED INTEREST, LATE CHARGES AND ANY AND ALL AMOUNTS EXPENDED OR ADVANCED BY PAYEE RELATING TO ANY COLLATERAL SECURING THIS NOTE, TOGETHER WITH COSTS OF SUIT, AND AN ATTORNEY'S COMMISSION OF TEN PERCENT (10%) OF THE UNPAID PRINCIPAL BALANCE AND ACCRUED INTEREST FOR COLLECTION, BUT IN ANY EVENT NOT LESS THAN FIVE HUNDRED DOLLARS ($500.00) ON WHICH JUDGMENT OR JUDGMENTS ONE OR MORE EXECUTIONS MAY ISSUE IMMEDIATELY; AND FOR SO DOING, THIS NOTE OR A COPY OF

     THIS NOTE VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. THE AUTHORITY GRANTED IN THIS NOTE TO CONFESS JUDGMENT AGAINST THE MAKER SHALL NOT BE EXHAUSTED BY ANY EXERCISE OF THAT AUTHORITY, BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL AMOUNTS DUE UNDER THIS NOTE. MAKER HEREBY WAIVES ANY RIGHT MAKER MAY HAVE TO NOTICE OR TO A HEARING IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMMENT AND STATES THAT EITHER A REPRESENTATIVE OF PAYEE SPECIFICALLY CALLED THIS CONFESSION OF JUDGMENT PROVISION TO MAKER'S ATTENTION OR MAKER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL.

8. Except to the extent Payee elects the remedy set forth at paragraph 6(ii), no other remedy conferred upon the Payee for any Event of Default described in this Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Note or now hereafter existing at law or in equity or by statute or otherwise.

9. Maker agrees to pay all actual expenditures incurred by Payee or holder in any attempt to collect any amount due under this Note, including all costs of legal action and reasonable attorneys' fees.

10. No extension of time for payment granted by Payee of all or any part of the amount owing on this Note at any time shall affect the liability of Maker, or of any surety, accommodation party, guarantor, or endorser of this Note. Acceptance by Payee of any installment after any Event of Default shall not operate to extend the time of payment of any amount then remaining unpaid or constitute a waiver of any of the other rights of Payee under this Note. No delay by Payee in exercising any power or right shall operate as a waiver of any power or right. No single or partial exercise of any power or right shall preclude other or further exercise of the power or right, or the exercise of any other power or right. The waiver of any default or grounds for acceleration by Payee shall not operate as a waiver of any subsequent default or grounds for acceleration, or of any power or right that Payee may have under the terms of this Note.

11. The terms of this Note shall be binding upon Maker, and upon Maker's affiliates, subsidiaries, representatives, successors, assigns, and purchasers, and shall inure to the benefit of Payee and their successors or assigns. The Maker and all other parties to this Note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this Note shall be fully paid.

12. The obligations under this Note are joint and several. If any portion of this Note is for any reason determined to be unenforceable, it will not affect the enforceability of any other provisions of this Note.

13. Makers and all sureties, guarantors, and endorsers severally waive demand and presentment for payment, notice of dishonor, notice of protest, and protest of this Note after the expiration of any cure period set forth herein.

14. No waiver or modification of the terms of this Note shall be valid unless in writing, signed by the Maker and Payee. Any modification shall be valid only to the extent set forth in writing.

15. This Note shall be construed under the laws of the State of Arizona, including the Uniform Commercial Code, as enacted and in force in the State of Arizona.

Pledge of Collateral
--------------------

16. As security for its obligations hereunder, Maker hereby assigns, transfers and pledges to Payee, and grants Payee a security interest (subordinated only in position to a $750,000.00 claim by the Internal Revenue Service against Maker's wholly owned subsidiary Hamilton Aerospace Technologies, Inc.) in all deposits, payments and/or investments received by Maker or its wholly owned subsidiary Hamilton Aerospace Technologies, Inc. from the issuance of any debt or equity securities subsequent to the effective date of this Note.

THE MAKER AND AUTHORIZED REPRESENTATIVE EXECUTING THIS NOTE ON MAKER'S BEHALF REPRESENTS AND WARRANTS THAT THEY HAVE FULL POWER AND AUTHORITY TO ENTER THIS NOTE ON BEHALF OF MAKER AND TO LEGALLY BIND MAKER TO ALL TERMS AND CONDITIONS CONTAINED IN THIS NOTE. THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.



SEAL                                        MAKER
                                            RENEGADE VENTURE CORPORATION


                                            ----------------------------
                                            John Sawyer, President